                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 33-67854
                                                --------

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 1, 1998
                                                           ------------


                              CMI INDUSTRIES, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             DELAWARE                                      57-0836097
--------------------------------------------------------------------------------
  (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)


         1301 GERVAIS STREET, SUITE 920, COLUMBIA, SOUTH CAROLINA 29201
--------------------------------------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE) (803) 771-4434
                                                            --------------


                                 NOT APPLICABLE
--------------------------------------------------------------------------------
              (FORMER NAME, FORMER ADDRESS AND FORMAL FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS.

         In a press release on June 1, 1998, CMI Industries, Inc. ("CMI") announced that it has commenced a tender offer and consent solicitation relating to the $125 million principal amount 9-1/2% Senior Subordinated Notes due 2003 issued by CMI. CMI also stated that it intends to finance the tender offer through a private placement of $175 million aggregate principal amount senior subordinated debt securities which it expects to consummate in early July.

         The press release announcing the tender offer and consent solicitation is incorporated herein by reference.

                                    SUMMARY

     All references to the "Company" or "CMI" refer to CMI Industries, Inc. as the surviving corporation in the Merger (as defined below) and its subsidiaries.

THE COMPANY

     The Company is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States. In addition, the Company holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics markets. The Company believes its vertically integrated manufacturing capabilities and diverse product offerings provide it with a key competitive advantage due to the variety of end use markets it is able to serve.

     The Company's core product offerings include greige fabrics, such as printcloths, broadcloths, twills and other fabrics used in home furnishings, apparel, and industrial applications; elasticized fabrics used in the production of intimate apparel, activewear and swimwear; upholstery fabrics used in the automotive and furniture industries; and consumer products used in the home textile industry. The Company is a key supplier to leading companies in each industry it serves. For example, the Company's automotive fabrics are currently used in 36 vehicle platforms by all three major North American OEM's, as well as Toyota Motor North America, Inc. ("Toyota"), Mitsubishi Motors America, Inc. ("Mitsubishi"), Nissan North America, Inc. ("Nissan"), American Suzuki Corporation ("Suzuki"), Isuzu Motors America, Inc. ("Isuzu") and Mazda Motor of America, Inc. ("Mazda"). By providing a full range of fabrics, the Company has been able to increase placements with these customers for six of the last seven years. Other key customers of the Company include Springs Industries, Inc. ("Springs Industries"), Johnson & Johnson, Inc. ("Johnson & Johnson"), Sara Lee Corporation's ("Sara Lee") Playtex and Bali divisions, V.F. Corporation ("Vanity Fair"), Steelcase, Inc. ("Steelcase"), Hon Industries, Inc. ("Hon"), J.C. Penney Company, Inc. ("J.C. Penney") and Sears, Roebuck and Co. ("Sears"). The Company's large, stable base of customers provides it with a solid platform from which to pursue additional business.

     Management believes the Company operates the most vertically integrated domestic manufacturing facilities for its primary products and has achieved low cost positions for many of its core offerings, including domestically produced 100% cotton and cotton/polyester blended lightweight greige fabrics, wide elasticized fabrics and furniture upholstery used in contract seating. In addition, the Company is currently the largest domestic manufacturer of printcloth greige fabrics for sale to third parties, with approximately 15% of this segment's domestic production capacity. The Company has also made significant investments in product design and development. As a result, over 20% of its 1997 sales were derived from new or reengineered products. The Company's strategic manufacturing position, in conjunction with its design capabilities, allows CMI to be cost competitive for its primary offerings while providing customers with specialized value-added products.

     The Company operates through three primary divisions: the Greige Fabrics Division, the Elastic Fabrics Division, and the Chatham Division. For the twelve months ended April 4, 1998 (the "LTM Period"), the Company had net sales and EBITDA of $434.5 million and $47.1 million, respectively.

        - The Greige Fabrics Division (39% of total sales for the LTM
          Period). The Greige Fabrics Division is one of the largest domestic manufacturers of light to midweight greige fabrics for sale to third parties. The division's product line includes printcloths, broadcloths, twills, crepes and other fabrics of 100% cotton, blends of polyester and cotton, and 100% synthetic yarns. The division sells its fabrics primarily to integrated manufacturers and also to converters for use in a wide variety of home furnishings, woven apparel and industrial products, such as sheets, comforters and coordinating accessories; men's, women's and career apparel; and medical and athletic tapes. The Greige Fabrics Division also targets selected niches in markets where it can provide value-added services, such as customizing fabrics, packaging and logistical support services, that effectively differentiate the division from its competitors. The division's key customers include: Springs Industries, Thomaston Mills, Inc. ("Thomaston") and Johnson & Johnson.

        - The Elastic Fabrics Division (22% of total sales for the LTM
          Period). The Elastic Fabrics Division manufactures and markets both wide and narrow elasticized fabrics for sale to the apparel market. The Elastic Fabrics Division's dyed and finished elasticized fabrics are primarily used in intimate apparel, activewear and industrial and medical products. The division's vertically integrated manufacturing operations produce woven and knit fabrics using a variety of spandex, polyester, rayon, nylon and cotton yarns. Various dyeing and finishing technologies are utilized which enable the division to achieve consistent specifications and color matching for these highly-engineered fabrics. The division's leading customers include: Sara Lee's Playtex and Bali divisions, Vanity Fair, Maidenform Worldwide, Inc. ("Maidenform") and The Warnaco Group, Inc. ("Warnaco").

        - The Chatham Division (39% of total sales for the LTM Period). The Chatham Division manufactures fabrics and products for sale to the furniture upholstery, automotive upholstery and consumer products markets. Furniture upholstery is supplied for use in office and public seating, wall panels for open-plan office systems and residential applications. Customers include contract and residential furniture manufacturers, such as Hon, Steelcase and LA-Z-BOY Incorporated ("LA-Z-BOY"). Automotive upholstery is supplied for use in automobile and light truck seating and interior component applications to domestic automobile manufacturers and to Japanese manufacturers with domestic production facilities. The Company's automotive upholstery customers include the Ford Motor Company ("Ford"), General Motors Corporation ("GM"), the Chrysler Corporation ("Chrysler") and Lear Corporation ("Lear"). In an effort to expand its product capabilities and market penetration in the manufacture of automotive upholstery, CMI has developed strategic alliances to produce woven velour and circular knit fabrics and to increase its business with the Japanese auto makers. Consumer products such as blankets, mattress pads and afghans are marketed under CMI's own Chatham, Beautyrest and Wimbledon brands and are sold to major retailers including J.C. Penney, Sears and Linens-N-Things, Inc. ("Linens-N-Things"). CMI entered into an agreement with Springs Industries in April 1998 to manufacture and market a line of blankets using Springs Industries' name and trademarks, such as Springmaid, Wamsutta, and Performance, and expects to begin selling the division's consumer products under these trademarks in the fall of 1998.

RECENT HISTORY AND TURNAROUND

     In late 1995, the Company made certain changes in senior management, including the election of Joseph L. Gorga as Chief Executive Officer, after several years of disappointing financial performance, decreased asset utilization rates and deteriorating service levels to its customers. The senior management team initiated a restructuring plan (the "Restructuring") aimed at improving operating performance by reducing overall costs and realigning certain resources in order to better serve its customers. Key elements of the Restructuring include:

        - Enhanced Customer Service. CMI redirected its marketing focus to improve customer service levels and more reliably deliver innovative products and services. By emphasizing customer satisfaction, CMI repositioned itself to be a recognized market leader and the preferred supplier to many of its key customers. CMI placed an increased emphasis on product development and delivery capabilities through investments in logistics systems, value-added technologies, design resources and more professional management. These initiatives have allowed CMI to reduce its average order lead time from 26 weeks to three weeks for furniture fabrics in the Chatham Division, diversify its product offerings and improve its on-time delivery performance for the past three years. As a result, over 20% of the Company's 1997 sales were derived from new or reengineered products and total sales have increased from $374.0 million in 1996 to $434.5 million for the LTM Period.

        - Manufacturing Costs Reductions. Management initiated various process improvement, product reengineering and cost reduction initiatives designed to improve quality, increase efficiencies and reduce operating costs. The Greige Fabrics Division closed its least efficient manufacturing facility, the Chatham Division consolidated certain weaving facilities, and the Company began outsourcing certain products, such as covered yarns in its Elastic Fabrics Division, which were not cost effective to produce. CMI invested in new equipment to further reduce manufacturing costs and redesigned operating schedules to reduce overtime premiums. CMI also reduced the number of management layers and encouraged the development of self-directed work teams. The Company established or refined standard operating procedures for all manufacturing processes and redesigned numerous products to better suit the vertical manufacturing capabilities. These programs have resulted in reduced defect levels, such as a reduction in off-quality levels for automotive fabrics from over 11% in 1994 to less than 4% in 1997, and lower non-conformance costs in each of the past three years. Furthermore, CMI has reduced the number of associates by 20%, lowered overall manufacturing costs, better aligned productive capacity with market demand, and increased sales per associate from $81,300 in 1995 to $104,000 in 1997.

        - Reduced Corporate Overhead. CMI downsized its corporate staff and facilities and relocated certain support functions back to the operating divisions. The Restructuring enabled relocated resources in information services and purchasing to more effectively implement business improvements and customer service initiatives. As a result of these changes, CMI reduced its fixed corporate overhead expenses by approximately $2.3 million from $5.8 million in 1995 to $3.5 million in 1997.

        - Better Working Capital Management. In the Restructuring, CMI focused considerable effort on reducing past due receivables and excess inventory levels. As CMI's service levels and capacity imbalances were corrected, CMI was able to reduce working capital investments and redirect this capital to more value added projects. As a result of these efforts, inventory turns increased from 4.6 times in 1995 to 6.2 times in 1997 and working capital turns and overall returns on invested capital improved significantly in both 1996 and 1997.

     Management's turnaround efforts have had a favorable impact on CMI's competitive position and financial performance. On-time deliveries have improved to over 95% for all divisions and certain businesses have reduced order lead times to less than two weeks. In addition to being more diversified and customer focused, CMI has significantly improved its operating efficiencies while eliminating over 900 employee positions. The stabilization of demand and pricing for greige fabrics, as well as the return of raw material prices to historical levels, have also contributed to the improvements in the Company's operating margins. As a result, the Company's EBITDA increased from $21.3 million in 1996 to $47.1 million for the LTM Period. As of April 4, 1998, CMI has achieved six consecutive quarters of year-over-year EBITDA improvement and increased returns on capital.

BUSINESS STRATEGY

     CMI's strategic objective is to improve its competitive position by capitalizing on its strong customer relationships, vertically integrated manufacturing capabilities and diverse product offerings. The primary components of CMI's business strategy are as follows:

        - Focus on Customer Service. CMI believes that customer satisfaction is paramount. CMI has a history of long-standing relationships with leading companies in each of the markets it serves. These relationships were developed by being a reliable supplier and providing innovative products and services. CMI plans to continue to strengthen these relationships by allocating significant resources and capital to ensure that its design, manufacturing, delivery and service capabilities are consistent with providing the highest quality customer service. CMI's sales effort emphasizes a strategic account management approach using salaried associates in conjunction with an after-sale technical support team. CMI believes that anticipating customer requirements, being first to market and servicing its products after they are sold are keys to being a preferred supplier and a market leader. As a result of CMI's focus on strong customer service, the Company was named wide elastic fabric Supplier of the Year to Sara Lee in 1997.

        - Increase Market and Product Diversification. CMI believes its breadth of product offerings, including both spun and filament fabrics in the Greige Fabrics Division, wide and narrow elastics in the Elastic Fabrics Division, flat wovens, woven velours and knit fabrics in the Chatham Division, coupled with its diverse yarn systems and design capabilities allow it to continually introduce new value-added products across many market segments. For example, the Chatham Division has recently expanded its presence in the residential upholstery and home textile markets by manufacturing a new line of fabrics and blankets utilizing its internally produced chenille yarns. By continually introducing new products and services into its already diverse product portfolio, the Company intends to provide a "one-stop" purchasing source for many of its customers and further reduce its exposure to any single market segment.

        - Further Improve Manufacturing Execution. CMI monitors its manufacturing processes to promote operational efficiencies, cost effective manufacturing and dependable business systems. The Company expects to become QS9000 certified for certain products in its Chatham Division by July 1998. The Company will continue to emphasize its Total Quality Management approach to manufacturing as it works to further reduce its non-conformance costs, shorten order lead times and improve on-time delivery performance through the continued modernization of its facilities and improved operational logistics. CMI's manufacturing efforts and capital projects will continue to focus on improving the reliability and flexibility of CMI's production facilities to meet customer demands.

        - Pursue Strategic Acquisitions and Partnerships. CMI intends to pursue acquisitions and strategic partnerships that will complement its current product offerings and customer service capabilities. CMI's joint venture with Mount Vernon Mills, Inc. ("Mount Vernon Mills") to supply woven velour fabrics to the automotive industry and its recent agreement with Springs Industries to manufacture and market a line of blankets using Springs Industries' name and trademarks are two examples of the type of strategic partnering CMI plans to pursue. Management will seek out strategic acquisitions and partnerships that have the potential to add value to CMI's marketing efforts and to provide enhanced operational efficiencies, increased purchasing power and other significant cost saving opportunities associated with combining the efforts of strategically aligned companies.

SUMMARY OF THE TRANSACTIONS

     CMI was formed in 1986 by Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), together with certain members of present and former management of the Company. Affiliates of ML Capital Partners and certain members of management of CMI who acquired shares of CMI's common stock (the "Company Common Stock") in 1986 and thereafter and their affiliates currently own 58.7% and 41.3%, respectively, of the outstanding Company Common Stock. CMI Management, Inc. ("Holdco") and CMI Acquisitions, Inc. ("CMIA"), a wholly-owned subsidiary of Holdco, were formed by members of senior management of CMI solely for the purpose of consummating the Merger and the Transactions (as defined below).

     On May 15, 1998, CMI entered into a definitive merger agreement (the "Merger Agreement"), providing for the acquisition of the outstanding Company Common Stock other than shares held by Holdco (the "Merger") by CMIA. In the Merger, each outstanding share of Company Common Stock will be converted into the right to receive $43.00 in cash, plus 2/45's of a share of Holdco common stock ("Holdco Common Stock"). The cash and noncash portion of the merger consideration are collectively referred to herein as the "Merger Consideration."

     Each stockholder who is a current employee of the Company (the "Management Stockholders") and certain other stockholders who are former employees or who have historical ties to the Company (the "Interested Stockholders") have been asked to enter into an exchange agreement (the "Exchange Agreement"), pursuant to which, prior to the Merger, each Management Stockholder and each Interested Stockholder will exchange (the "Exchange") a pre-determined number of shares of Company Common

Stock for an equal number of shares of Holdco Common Stock. In addition, BancBoston Ventures, Inc. ("BBV") will provide an equity contribution to Holdco of $9.0 million in exchange for 200,000 shares of Holdco Common Stock (the "Equity Investment"). Following the Exchange and the Merger, ML Capital Partners and its affiliates will own approximately 9.4% and the Management Stockholders, Interested Stockholders and BBV collectively will own 90.6% of the outstanding Holdco Common Stock, assuming that each CMI stockholder elects to execute the Exchange Agreement and the transactions contemplated by that agreement occur.

     The Company, Holdco and CMIA will use the proceeds of the private placement in conjunction with borrowings under a new $75.0 million senior secured credit facility (the "New Credit Facility") and the proceeds from the Equity Investment to effect the Merger and a recapitalization (the "Recapitalization") under which substantially all of the outstanding indebtedness of the Company will be refinanced. The Recapitalization will include the repurchase (or discharge) of the Company's outstanding $125.0 million principal amount 9 1/2% Senior Subordinated Notes due 2003 (the "Old Notes"). The consummation of the private placement is conditioned upon the consummation of the Merger. After giving effect to the Transactions, CMI, as the surviving corporation in the Merger, will be a wholly-owned subsidiary of Holdco and will become the obligor of the Notes. The Merger, the Exchange, the Equity Investment, the Recapitalization and the private placement are collectively referred to herein as the "Transactions."

     The following table sets forth the ownership of the Company Common Stock as of April 4, 1998 and the ownership of Holdco Common Stock after giving effect to the Transactions based on the terms and conditions described herein.

                                                           CMI                           HOLDCO
                                                    (PRE-TRANSACTIONS)            (POST-TRANSACTIONS)
                                               ----------------------------   ----------------------------
                                                                   % TOTAL                        % TOTAL
                                                NUMBER       %     (FULLY-     NUMBER       %     (FULLY-
STOCKHOLDER GROUP                              OF SHARES   TOTAL   DILUTED)   OF SHARES   TOTAL   DILUTED)
-----------------                              ---------   -----   --------   ---------   -----   --------
Management and Interested Stockholders(1)....    700,931    41.3%    47.1%     228,582     48.3%    63.9%
MLCP Affiliates..............................    994,387    58.7     52.9       44,195      9.4      6.6
BBV..........................................         --      --       --      200,000     42.3     29.5
                                               ---------   -----    -----      -------    -----    -----
          Total..............................  1,695,318   100.0%   100.0%     472,777    100.0%   100.0%
                                               =========   =====    =====      =======    =====    =====

---------------

(1) Prior to the Merger, it is anticipated that substantially all of the Management Stockholders will exchange at least 90% of their shares of Company Common Stock, for an equal number of shares of Holdco Common Stock (a Stockholder's "Rollover Equity") pursuant to the Exchange Agreement. Mr. Joseph L. Gorga, Chairman, Chief Executive Officer and President of the Company and Mr. James A. Ovenden, Chief Financial Officer, Executive Vice President and Secretary of the Company have agreed to exchange all of their shares of Company Common Stock for shares of Holdco Common Stock in the Exchange. In addition, all members of senior management who hold options to purchase Company Common Stock have indicated that they will exchange their options for an option to purchase an equal number of shares of Holdco Common Stock. The Interested Stockholders have been asked to designate up to 15% of their shares as Rollover Equity pursuant to the Exchange Agreement.

                                THE TRANSACTIONS

     CMI was formed in 1986 by ML Capital Partners, Inc., a wholly owned subsidiary of ML & Co., together with certain members of present and former management of the Company. Affiliates of ML Capital Partners and certain members of CMI management who acquired Company Common Stock in 1986 and thereafter and their affiliates currently own 58.7% and 41.3%, respectively, of the outstanding Company Common Stock. Holdco and CMIA were formed by members of senior management of CMI solely for the purpose of consummating the Merger and the Transactions.

THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions contained therein, at the effective time of the Merger, CMIA will acquire all of the outstanding shares of CMI (other than those held by Holdco). CMI will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Holdco. In the Merger, each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration. The aggregate cash portion of the Merger Consideration will be equal to approximately $65.3 million. Following the consummation of the Transactions, CMI will be the obligor of the Notes.

EQUITY INVESTMENT

     Pursuant to the terms of a stock purchase agreement between Holdco and BBV, BBV will make a $9.0 million equity investment in Holdco in exchange for 200,000 shares of Holdco Common Stock. Immediately following the closing of the Equity Investment, Holdco will contribute the net amount of the $9.0 million in proceeds from the issuance of the Holdco Common Stock to CMIA.

THE EXCHANGE

     The Management Stockholders have been asked to continue some or all of their investment in CMI as Rollover Equity. Prior to the Merger, pursuant to the Exchange Agreement, substantially all of the Management Stockholders will exchange at least 90% of their shares of Company Common Stock for an equal number of shares of Holdco Common Stock. The shares of Company Common Stock held by the Management Stockholders that are not exchanged for shares of Holdco Common Stock in the Exchange will be surrendered for the Merger Consideration. Messrs. Gorga and Ovenden have agreed to exchange all of their shares of Company Common Stock for shares of Holdco Common Stock. In addition, all members of senior management who hold options to purchase Company Common Stock have agreed to exchange their options for an option to purchase an equal number of shares of Holdco Common Stock.

     Also in the Exchange, the Interested Stockholders will exchange a designated portion of their shares of Company Common Stock for a like number of shares of Holdco Common Stock. Each of the Interested Stockholders have been asked to consider designating up to 15% of their shares as Rollover Equity, and such stockholders' remaining shares that do not constitute Rollover Equity will be surrendered for the Merger Consideration.

THE RECAPITALIZATION

     As part of the Transactions, CMI, Holdco and CMIA will effect the Recapitalization in which substantially all of the outstanding indebtedness of the CMI will be refinanced using the proceeds of the private placement, in conjunction with the borrowings under the New Credit Facility and the proceeds of the Equity Investment. As part of the Recapitalization, CMI will terminate its $65.0 million secured revolving credit facility with The First National Bank of Boston ("BankBoston"), which serves as agent bank, NationsBank, N.A. ("NationsBank") and The Wachovia Bank of South Carolina, N.A. entered into in March 1996 and amended in February 1997 (the "Existing Credit Agreement"), and CMIA will enter into the New Credit Facility with BankBoston and NationsBank. As proposed, BankBoston and NationsBank will each extend 50% of the New Credit Facility. In connection with the Recapitalization, the Company expects to pay off approximately $4.4 million currently outstanding under the Existing Credit Agreement. Approximately $27.4 million of borrowings under the New Credit Facility will be used to finance the Transactions. The Company's $4.0 million unsecured credit facility with The Wachovia Bank of South Carolina, N.A. (the "Wachovia Credit Facility") will remain in place.

     Also as part of the Recapitalization, the Company intends to offer to repurchase (or discharge) the Old Notes through a tender offer and consent solicitation. CMI will solicit consents to modify the Indenture governing the Old Notes. The tender offer and consent solicitation will have the effect of paying off the Old Notes and removing covenants contained in the indenture that would otherwise restrict the transactions contemplated by the Merger Agreement. The consummation of the Merger is conditioned upon the successful consummation of the Recapitalization.

                                USE OF PROCEEDS

     The gross proceeds from the private placement, together with the Rollover Equity, Equity Investment and borrowings under the New Credit Facility will be used to consummate the Transactions and pay related fees and expenses.

     The following table sets forth the sources and uses of funds in connection with the Transactions:

                                                              (DOLLARS IN MILLIONS)
                                                              ---------------------
CASH SOURCES OF FUNDS:
  New Credit Facility(1)....................................         $ 27.4
  Private Placement.........................................          175.0
  Sale of Holdco Common Stock to BBV........................            9.0
                                                                     ------
          Total Cash Sources................................         $211.4
                                                                     ------
NON-CASH SOURCES OF FUNDS:
  Exchange of Company Common Stock and Options to Purchase
     Company Common Stock for Holdco Common Stock and
     Options................................................         $ 12.0
  Non-Cash portion of Merger Consideration..................            3.0
  New Options to purchase Holdco Common Stock...............            2.2
                                                                     ------
          Total Non-Cash Sources............................         $ 17.2
                                                                     ------
               Total Sources of Funds.......................         $228.6
                                                                     ======
CASH USES OF FUNDS:
  Payment of Merger Consideration...........................         $ 65.3
  Repurchase of the Old Notes(2)............................          125.0
  Repayment of Existing Credit Agreement....................            4.4
  Payment of Fees, Premiums and Transaction Expenses(3).....           16.7
                                                                     ------
          Total Cash Uses                                            $211.4
                                                                     ------
NON-CASH USES OF FUNDS:
  Exchange of Company Common Stock and Options to Purchase
     Company Common Stock for Holdco Common Stock and
     Options................................................         $ 12.0
  Non-Cash portion of Merger Consideration..................            3.0
  Compensation Expense(4)...................................            2.2
                                                                     ------
          Total Non-Cash Uses...............................         $ 17.2
                                                                     ------
               Total Uses of Funds..........................         $228.6
                                                                     ======

---------------

(1) The Company expects that after giving effect to the Transactions as of April 4, 1998, approximately $39.4 million would have been available for borrowing under the New Credit Facility.
(2) Assumes the repurchase of all of the Old Notes.
(3) The fees and expenses include: fees paid to the Company's financial, legal and accounting advisors in connection with the Transactions, a tender premium and consent fee associated with the tender offer for the Old Notes and reimbursements to BBV for certain costs associated with the Equity Investment.
(4) Compensation expense associated with issuance of new options to management.

                                 CAPITALIZATION

     The following table presents the capitalization of CMI as of April 4, 1998
(i) on an actual basis and (ii) on a pro forma basis after giving effect to the Merger and the Transactions and the application of the net proceeds of the private placement and the Recapitalization as described under "Use of Proceeds."

                                                                   APRIL 4, 1998
                                                              -----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    ------------
                                                               (DOLLARS IN MILLIONS
                                                              EXCEPT PER SHARE DATA)
Short-term debt:(1)
  Wachovia Credit Facility..................................  $  4.0        $  4.0
                                                              ------        ------
Long-term debt, excluding current portion:(1)
  Existing Credit Agreement(2)..............................  $  4.4        $   --
  New Credit Facility(2)....................................      --          27.4
  Old Notes, net of unamortized discount(3).................   124.5            --
  Private Placement, net of unamortized discount............      --         175.0
                                                              ------        ------
          Total long-term debt..............................   128.9         202.4
                                                              ------        ------
Stockholder's equity:(4)
  Common stock, par value $1.00 per share...................     1.7           0.5
  Additional paid-in capital................................    11.4           5.4
  Retained earnings.........................................    28.8          (5.6)
                                                              ------        ------
          Total stockholder's equity........................    41.9           0.3
                                                              ------        ------
          Total capitalization..............................  $174.8        $206.7
                                                              ======        ======

---------------

(1) See Note 3 to CMI's audited financial statements at January 3, 1998 for additional information with respect to debt outstanding.
(2) Excludes standby letters of credit of $1.3 million.
(3) Excludes unamortized debt discount of $0.5 million. Assumes that all of the Old Notes are tendered in the tender offer. However, there can be no assurance that all of the Old Notes will be repurchased in the tender offer.
(4) Represents the net adjustment to the Company's stockholders' equity to record the Transactions using Purchase Accounting in accordance with EITF 88-16 and to reflect the net tax effect of the related extraordinary items and compensation expenses. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma financial information has been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements.

     The adjustments give effect to (i) consummation of the Merger, (ii) the repurchase of the Old Notes and the private placement, (iii) entering into the New Credit Facility, (iv) the Equity Investment, and (v) the payment of estimated fees and expenses. The proceeds from the private placement, together with the issuance of $9.0 million of Holdco Common Stock and amounts available under the New Credit Facility will be used to repurchase the Old Notes, fund the Merger Consideration to effect the Merger and pay all related expenses, premiums and fees.

     The Unaudited Pro Forma Condensed Balance Sheet has been prepared as if such transactions were consummated on April 4, 1998 and each Unaudited Pro Forma Condensed Statement of Operations has been prepared as if such transactions were consummated as of December 29, 1996, the first day of the Company's 1997 fiscal year. The Pro Forma Condensed Financial Information is unaudited and does not purport to be indicative of the Company's financial position or the results that would have actually been obtained had such transactions been consummated as of the assumed dates and for the period presented, nor are they indicative of the Company's results of operations or financial position for any future period or date. The pro forma adjustments, as described in the accompanying notes, are based on available information and upon certain assumptions which management believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 3, 1998

                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT RATIOS)
Net sales................................................    $422.7            --          $422.7
Cost of Sales............................................     366.4         $(6.3)(1)       360.1
                                                             ------         -----          ------
Gross Profit.............................................      56.3           6.3            62.6
Selling, general and administrative expenses.............      32.9           2.2(2)         35.1
                                                             ------         -----          ------
Operating Income.........................................      23.4           4.1            27.5
                                                             ------         -----          ------
Interest expense, net....................................      14.5           5.2(3)         19.7
Other income, net(4).....................................       3.1          (0.5)(1)         2.6
                                                             ------         -----          ------
Income before income taxes and extraordinary items.......      12.0          (1.6)           10.4
Income taxes.............................................       4.8          (0.4)(5)         4.4
                                                             ------         -----          ------
Income before extraordinary items(6).....................    $  7.2         $(1.2)         $  6.0
                                                             ======         =====          ======
OTHER DATA:
Capital Expenditures.....................................    $  7.6            --          $  7.6
Depreciation and amortization(7)(8)......................      17.3          (5.8)(1)        11.5
EBITDA(9)................................................      43.8            --            43.8
Cash interest expense....................................      13.9           5.2(4)         19.1
EBITDA to cash interest expense..........................                                    2.3x
Earnings to fixed charges(10)............................                                    1.5x

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED APRIL 4, 1998

                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT RATIOS)
Net sales................................................    $109.0            --          $109.0
Cost of Sales............................................      92.8         $(1.5)(1)        91.3
                                                             ------         -----          ------
Gross Profit.............................................      16.2           1.5            17.7
Selling, general and administrative expenses.............       8.8           0.0(2)          8.8
                                                             ------         -----          ------
Operating Income.........................................       7.4           1.5             8.9
                                                             ------         -----          ------
Interest expense, net....................................       3.2           1.3(3)          4.5
Other income, net(4).....................................       0.4          (0.1)(1)         0.3
                                                             ------         -----          ------
Income before income taxes and extraordinary items.......       4.6           0.1             4.7
Income taxes.............................................       1.8           0.1(5)          1.9
                                                             ------         -----          ------
Income before extraordinary items(6).....................    $  2.8         $ 0.0          $  2.8
                                                             ======         =====          ======
OTHER DATA:
Capital Expenditures.....................................    $  2.0            --          $  2.0
Depreciation and amortization(7)(8)......................       4.2          (1.4)(1)         2.8
EBITDA(9)................................................      12.0            --            12.0
Cash interest expense....................................       3.1           1.3(4)          4.4
EBITDA to cash interest expense..........................                                    2.7x
Earnings to fixed charges(10)............................                                    2.0x

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED APRIL 4, 1998

                                                           HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                           ----------    -----------      ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT RATIOS)
Net sales................................................    $434.5            --          $434.5
Cost of Sales............................................     373.0         $(6.0)(1)       367.0
                                                             ------         -----          ------
Gross Profit.............................................      61.5           6.0            67.5
Selling, general and administrative expenses.............      33.8           0.0(2)         33.8
                                                             ------         -----          ------
Operating Income.........................................      27.7           6.0            33.7
                                                             ------         -----          ------
Interest expense, net....................................      14.0           5.3(3)         19.3
Other income, net(4).....................................       2.4          (0.5)(1)         1.9
                                                             ------         -----          ------
Income before income taxes and extraordinary items.......      16.1           0.2            16.3
Income taxes.............................................       6.4           0.3(5)          6.7
                                                             ------         -----          ------
Income before extraordinary items(6).....................    $  9.7         $(0.1)         $  9.6
                                                             ======         =====          ======
OTHER DATA:
Capital Expenditures.....................................    $  8.2            --          $  8.2
Depreciation and amortization(7)(8)......................      17.0          (5.5)(1)        11.5
EBITDA(9)................................................      47.1            --            47.1
Cash interest expense....................................      13.4           5.3(4)         18.7
EBITDA to cash interest expense..........................                                    2.5x
Earnings to fixed charges(10)............................                                    1.8x

            NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

(1) Reflects incremental depreciation and amortization expense as a result of the preliminary adjustment to fair market value of the property, plant and equipment, the revision of estimated useful lives and the excess of cost over fair market value of the net assets acquired in the Transactions as follows:

                                                                  THREE
                              ESTIMATED                          MONTHS       TWELVE MONTHS
                                USEFUL        YEAR ENDED          ENDED           ENDED
                                 LIFE       JANUARY 3, 1998   APRIL 4, 1998   APRIL 4, 1998
                             ------------   ---------------   -------------   -------------
                                                 (DOLLARS IN MILLIONS)
Depreciation adjustment to
  reflect fair market value
  of property, plant and
  equipment................  3 to 30 yrs.        $(6.3)           $(1.5)          $(6.0)
Amortization of excess of
  cost over fair market
  value of net assets
  acquired (goodwill)......       40 yrs.        $ 0.5            $ 0.1           $ 0.5

(2) Represents non-cash compensation expense related to the value of the options to purchase Holdco Common Stock issued to senior management in connection with the Transactions assuming the Transactions had occurred the first day of the Company's 1997 fiscal year.

(3) Represents the net adjustment to interest expense as a result of the borrowings under the debt securities, the New Credit Facility and the Wachovia Credit Facility calculated as follows:

                                                            THREE
                                       YEAR ENDED          MONTHS
                                          ENDED             ENDED        TWELVE MONTHS
                                     JANUARY 3, 1998    APRIL 4, 1998    APRIL 4, 1998
                                     ---------------    -------------    -------------
                                                   (DOLLARS IN MILLIONS)
Debt Securities(a).................      $ 16.6             $ 4.1           $ 16.6
Secured and unsecured credit
  facilities:
  New Credit Facility(b)...........         2.2               0.2              1.8
  Wachovia Credit Facility(c)......         0.3               0.1              0.3
                                         ------             -----           ------
Cash interest expense..............        19.1               4.4             18.7
Amortization of deferred financing
  costs(d).........................         0.6               0.1              0.6
                                         ------             -----           ------
Pro forma interest expense.........        19.7               4.5             19.3
Less historical net interest
  expense(e).......................       (14.5)             (3.2)           (14.0)
                                         ------             -----           ------
Net adjustment.....................      $  5.2             $ 1.3           $  5.3
                                         ======             =====           ======

     --------------------

(a) Represents interest on the $175.0 million private placement of debt securities using an assumed interest rate of 9.50%.
(b)  Represents interest on $27.4 million of the New Credit
     Facility which is expected to be drawn at closing using an assumed interest rate of 7.25% and adjusted to reflect the seasonal borrowings of the Company since December 28, 1996.
(c)  Represents interest on $4.0 million of the Wachovia Credit
     Facility which is expected to be left outstanding at closing using an assumed interest rate of 7.5%.
(d) Represents amortization of estimated deferred financing costs of $5.5 million which will be amortized over the term of the related debt (ten years for the debt securities).
(e)  Represents the elimination of historical interest expense.

     A change of 0.125% in the assumed interest rate would have the following effect on pro forma interest expense:

                                                          THREE MONTHS    TWELVE MONTHS
                                          YEAR ENDED          ENDED           ENDED
                                        JANUARY 3, 1998   APRIL 4, 1998   APRIL 4, 1998
                                        ---------------   -------------   -------------
                                                     (DOLLARS IN MILLIONS)
Debt Securities.......................       $0.2            $   --           $0.2
New Credit Facility...................         --                --             --
                                             ----            ------           ----
                                             $0.2                --           $0.2
                                             ====            ======           ====

(4) Other income, net consists primarily of recurring items related to waste sales, interest income received on past due trade receivables and payments from the United Sates Department of Agriculture under the cotton user program. For the year ended January 3, 1998 and for the twelve months ended April 4, 1998, gains on the sale of real estate of approximately $0.7 million and $0.6 million, respectively, are also included in other income, net.
(5) Income taxes are calculated at 40% of income before income taxes, amortization of goodwill and extraordinary items.
(6) The Company will record costs of $10.5 million (pre tax) related to premiums, fees and expenses associated with the repurchase of the Old Notes ($7.5 million), writeoff of unamortized deferred debt issuance costs ($2.5 million) and writeoff of debt discount costs ($0.5 million). Approximately $6.0 million (pre-tax) will be recorded as an extraordinary item and the balance will be included in the purchase accounting adjustments following the guidance provided in EITF 88-16.
(7) Depreciation and amortization excludes historical and pro forma amortization of deferred financing costs.
(8) Depreciation and amortization includes pro forma amortization of the excess cost over the fair market value of net assets acquired (goodwill) of $0.5 million for the year ended January 3, 1998, $0.1 million for the three months ended April 4, 1998, and $0.5 million for the twelve months ended April 4, 1998.
(9) EBITDA represents income before income taxes and extraordinary items plus interest expense, depreciation, amortization and the non-cash compensation expense associated with the issuance of options to senior management to purchase Holdco Common Stock. EBITDA should not be considered as an alternative measure of net income or cash provided by operating activities (both as determined in accordance with generally accepted accounting principles), but is presented to provide additional information relating to the Company's debt service capability. EBITDA should not be considered in isolation or as a substitute for other measures of financial performance or liquidity.

     The calculation of pro forma EBITDA is shown below:

                                                                   THREE MONTHS
                                                   YEAR ENDED          ENDED
                                                 JANUARY 3, 1998   APRIL 4, 1998   LTM PERIOD
                                                 ---------------   -------------   ----------
                                                            (DOLLARS IN MILLIONS)
Income before income taxes and extraordinary
  items........................................       $10.4            $ 4.7         $16.3
Plus:
  Interest expense.............................        19.7              4.5          19.3
  Depreciation and amortization................        11.5              2.8          11.5
  Non-cash compensation expense(a).............         2.2               --            --
                                                      -----            -----         -----
  EBITDA.......................................       $43.8            $12.0         $47.1
                                                      =====            =====         =====

      (a) Compensation expense associated with issuance of new options to senior management to purchase Holdco Common Stock. See
          "Management -- Issuance of CMI Management, Inc. Options."

(10) Cash interest expense excludes noncash amortization of deferred financing costs of $0.6 million for the year ended January 3, 1998, $0.1 million for the three months ended April 4, 1998, and $0.6 million for the twelve months ended April 4, 1998.
(11) For purposes of determining the pro forma ratios of earnings to fixed charges, earnings are defined as income before income taxes and extraordinary items plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one third of rental expense, representing that portion deemed to be attributable to interest.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 APRIL 4, 1998

                                                             HISTORICAL   ADJUSTMENTS(1)   PRO FORMA
                                                             ----------   --------------   ---------
                                                                      (DOLLARS IN MILLIONS)
                                               ASSETS
Current assets
  Cash and cash equivalents................................    $  2.6        $    --        $  2.6
  Accounts receivable, net.................................      54.1             --          54.1
  Inventories..............................................      61.6             --          61.6
  Other current assets.....................................       1.3             --           1.3
                                                               ------        -------        ------
          Total current assets.............................     119.6             --         119.6
Property, plant and equipment, net.........................     101.3           13.9(2)      115.2
Deferred financing costs...................................       2.5           (2.5)(3)       5.5
                                                                                 5.5(4)
Goodwill...................................................       0.3           19.0(5)       19.3
Other assets, net..........................................       6.3             --           6.3
                                                               ------        -------        ------
          Total assets.....................................    $230.0        $  35.9        $265.9
                                                               ======        =======        ======
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Book overdraft accounts payable and accrued expenses.....    $ 39.1        $    --        $ 39.1
  Wachovia Credit Facility.................................       4.0             --           4.0
  Income taxes payable.....................................        --             --            --
                                                               ------        -------        ------
          Total current liabilities........................      43.1             --          43.1
New Credit Facility........................................       4.4           23.0(6)       27.4
Old Notes..................................................     124.5            0.5(7)        0.0
                                                                              (125.0)(8)
Private Placement..........................................       0.0          175.0(9)      175.0
Deferred income taxes......................................       2.9            4.0(10)       6.9
Other liabilities..........................................      13.2             --          13.2
Total stockholder's equity.................................      41.9          (41.6)(11)      0.3
                                                               ------        -------        ------
          Total liabilities and stockholder's equity.......    $230.0        $  35.9        $265.9
                                                               ======        =======        ======

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

 (1) Sources and uses of cash for the Transaction are as follows:

                                                          (DOLLARS IN MILLIONS)
Sources:
  Private placement.....................................         $175.0
  Borrowings under New Credit Facility..................           27.4
  Sale of Holdco Common Stock to BBV....................            9.0
                                                                 ------
          Total.........................................         $211.4
                                                                 ======
Uses:
  Old Notes.............................................         $125.0
  Repayment of Existing Credit Agreement................            4.4
  Payment of Merger Consideration.......................           65.3
  Payment of fees, premiums and related expenses........           16.7
                                                                 ------
          Total.........................................         $211.4
                                                                 ======

 (2) Reflects a preliminary adjustment to record the fixed assets a fair market value. The preliminary adjustment is based on management's estimates and is allocated as follows:

                                                          (DOLLARS IN MILLIONS)
Buildings...............................................          $12.1
Machinery and equipment.................................            2.6
Land and other..........................................           (0.8)
                                                                  -----
          Total.........................................          $13.9
                                                                  =====

 (3) Reflects the adjustment to write off the unamortized balance of deferred debt issuance costs related to the Old Notes.

 (4) Represents the portion of estimated transaction fees and expenses attributable to the private placement which will be recorded as deferred financing costs and amortized over the 10-year life of the debt securities offered in the private placement.

 (5) To record the excess of cost over fair market value of the net assets acquired (goodwill).

 (6) Represents the net borrowings under the New Credit Facility to finance the Transactions.

 (7) Represents the write-off of the unamortized debt discount incurred in conjunction with the issuance of the Old Notes.

 (8) Represents the repayment of the Old Notes as part of the Transactions.

 (9) Represents the private placement as part of the Transactions.

(10) To record the deferred tax liability associated with recording the Transactions, recording the fixed assets at fair market value, and recording the related extraordinary items and compensation expense.

(11) Represents the net adjustment to the Company's stockholder's equity to record the Transactions using Purchase Accounting in accordance with EITF 88-16 and to reflect the net after tax effect of the related extraordinary items and compensation expense. A summary of the pro forma stockholder's equity is as follows:

                                                          (DOLLARS IN MILLIONS)
Stock issued to BBV for cash............................          $ 9.0
Net basis of continuing shareholder interests computed
  in accordance with EITF 88-16.........................           (3.1)
Net effect of various extraordinary items and
  compensation expense..................................           (5.6)
                                                                  -----
          Total stockholder's equity....................          $ 0.3
                                                                  =====

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     A number of factors influence operating results for CMI including general economic conditions, competition, raw material prices and capital expenditures. Significant factors impacting CMI's operating results over the past several years are as follows:

     History. In 1992, CMI began implementing a strategic plan with the primary goal of becoming the low-cost domestic provider of greige fabrics while achieving greater product diversification through acquisitions. Important elements of this new business strategy included the continued modernization of CMI's manufacturing facilities and the acquisition of certain strategic companies in order to reduce CMI's reliance upon sales of greige fabrics.

     Chatham Division. In February 1992, CMI acquired the assets of Chatham Manufacturing Company. In addition to increased product diversification, the Chatham acquisition provided the Company with access to markets with greater barriers to entry than the markets of CMI's other businesses. The Chatham Division manufactures fabrics to be sold to the automotive industry, residential and contract furniture upholstery industries, as well as consumer products such as blankets, mattress pads and heated pads. These industry segments are characterized by sophisticated supplier qualification and quality requirements, short order lead times, significant capital requirements and other barriers to entry. Most of the division's products are not sensitive to imports, and in many instances, provide CMI with export opportunities. Nonetheless, Chatham's financial performance deteriorated from 1992 through 1995. In 1993 and 1994, the Chatham Division experienced significant operating disruptions which resulted in excessive off-quality levels and minimum order lead times of up to 26 weeks for furniture fabrics. These disruptions negatively impacted operating margins and the division's ability to service its customers. During 1995, operating margins in the Chatham Division remained substantially below those of CMI's other divisions as it worked to improve its product mix, complete the development of its information systems and correct certain quality and manufacturing inefficiencies.

     Greige Fabrics Division. Continuing with its acquisition strategy, CMI acquired the Clarkesville Plant in May 1994 which expanded the Company's products to include greige fabrics of 100% synthetic yarns. Because the fabrics produced at Clarkesville are less commodity-oriented, they are more capable of consistently producing higher margins. CMI's Greige Fabrics Division now manufactures light to midweight greige fabrics, including printcloths, broadcloths, twills, crepes and other fabrics of 100% cotton, blends of polyester and cotton and 100% synthetic yarns. The fabrics are sold for use in home furnishings such as sheetings, curtains and mattress ticking, career apparel and various industrial applications including medical and athletic tape. Certain greige fabrics produced by CMI are more commodity oriented, and therefore, more sensitive to general supply and demand levels and the corresponding impact on pricing. In 1995 and 1996, there was an oversupply of greige fabrics which depressed prices and resulted in excess capacity and increased inventory levels. Also in 1995 and 1996, the division was negatively impacted by unprecedented increases in raw material costs.

     Elastic Fabrics Division. CMI acquired the former United Elastic Corporation operations in January 1995. The United Elastic Corporation acquisition allowed CMI to diversify further its product offerings to include narrow woven elastics and provide its existing customer base with more value-added products and services. The Elastic Fabrics Division now produces both wide and narrow elastics and manufactures woven, warp knit and circular knit fabrics used in intimate apparel, activewear and industrial/medical markets. The products manufactured in this division are highly engineered and the quality of the fabrics is critical. United Elastic Corporation was in bankruptcy when it was purchased by CMI. Despite the strategic opportunities associated with this acquisition, the negative effects of the bankruptcy on both customers and manufacturing operations have been difficult to overcome.

     Throughout this time period, CMI continued to upgrade its manufacturing capacity by investing in new equipment capable of producing better quality fabrics more efficiently. Despite these investments and its achieving greater product diversification through acquisitions, CMI's performance continued to deteriorate while asset utilization rates and customer service levels also declined.

     Restructuring. The Company's disappointing financial performance in 1994 and 1995 forced CMI to make certain changes in senior management and refocus its overall business strategy in late 1995. At that time, CMI initiated the Restructuring to improve operating performance, reduce costs and realign certain resources in order to better serve its customers. The Restructuring consisted of: (1) additional changes in the management of CMI; (2) the closing of the Greige Fabrics Division's least efficient manufacturing facility; (3) the consolidation of the Chatham Division's weaving operations in Elkin, North Carolina from three buildings to two buildings; (4) the downsizing of CMI's corporate offices in Columbia, South Carolina and relocation of certain resources back to the operating divisions; (5) the write-off and proposed sale of certain idle and impaired assets; (6) the increased emphasis on customer service and product development investments, particularly with systems and design resources; (7) the sale of excess inventories; and (8) other process improvement initiatives designed to reduce costs, improve customer service levels, and maximize returns on current investments. As a result of the Restructuring, CMI recorded a $12.9 million restructuring charge in 1995 relating to severance, retirement, and other nonrecurring charges associated with facility closures and overhead reductions. Each of the restructuring initiatives was completed by the end of 1996. In total, CMI now estimates that over 900 manufacturing and administrative positions out of approximately 5,000 were permanently eliminated.

     The Restructuring implemented by new senior management allowed CMI to downsize its corporate offices, eliminate inefficient capacity and reorganize its resources to emphasize customer service and product development. These initiatives have helped position CMI to operate more efficiently and to respond more quickly and cost effectively to market changes and customer demands. The initiatives to reduce inventories and to correct capacity levels relative to market demand, particularly in the Greige Fabrics Division, have resulted in better internal operating disciplines and a significant reduction in CMI's overall investment in working capital. Further, the overall improvement in supply levels relative to demand for greige fabrics positively impacted the overall market conditions during 1997.

     Operating margins improved significantly in the Chatham Division during 1996 and 1997 in response to the business improvement initiatives and strategic investments in new equipment at its Elkin, North Carolina facility. Although CMI has been constrained in recent years with respect to its capital expenditures, CMI intends to continue to invest in new equipment at this facility. In light of its improved performance in quality, on-time delivery, product development and order backlog levels, CMI believes that additional investments will allow the Chatham Division to better realize its earnings potential.

     Although the turnaround of CMI's narrow elastic facility has been slower than that of its other operations, CMI has recently begun to realize the benefits of changes to this division. As a result of these changes, the Elastics Fabrics Division reported a 9% increase in narrow elastic woven sales for the quarter ended April 4, 1998 and CMI believes that additional improvements will be forthcoming. CMI expects to continue to invest in all three of its divisions going forward in an effort to meet customer demands and market requirements. The Company's efforts will continue to focus on improving returns by being well-positioned to operate a diversified, more value-added product mix and reducing its dependency on the sale of greige fabrics.

     Management's turnaround efforts have had a favorable impact on CMI's competitive position and financial performance. Despite operating losses in 1995 and 1996, CMI's ability to manage its balance sheet has resulted in a $27.2 million reduction in working capital from 1994 to 1997, while long-term debt has declined by $29.5 million. From 1996 to 1997, sales increased 13% from $374.0 million to $422.7 million, gross margin increased from 7.6% to 13.3%, and EBITDA as a percentage of sales increased from 5.7% to 10.3%. As of April 4, 1998, CMI has now achieved six consecutive quarters of year-over-year EBITDA improvement and increased returns on capital.

     General Economic Conditions. CMI's operating results are susceptible to fluctuations in the general condition of the United States economy. The ability of CMI to maintain its operating margins during economic downturns is adversely affected by the capital intensive nature of its business. The Company's operating margins may also be negatively impacted by increases in raw material prices, fluctuations in the commodity-oriented market for greige fabrics and the cyclicality of the automotive, home furnishing and apparel industries. These factors may occur despite trends in the general economy of the United States. In 1997, CMI benefited from its restructuring initiatives and the correction of supply levels of greige fabrics relative to market demand, as well as a return to more historical levels of costs for raw materials. Consequently, operating margins improved to acceptable levels and were more representative of general economic conditions.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentages that certain income and expense items bear to sales for such periods. All years refer to CMI's fiscal years.

                                                                              THREE MONTHS ENDED
                                                        FISCAL YEAR          ---------------------
                                                  -----------------------    MARCH 29,    APRIL 4,
                                                  1995     1996     1997       1997         1998
                                                  -----    -----    -----    ---------    --------
Net sales.......................................  100.0%   100.0%   100.0%     100.0%      100.0%
Depreciation....................................    5.5      5.8      4.0        4.4         3.7
Other cost of sales.............................   84.5     86.6     82.7       84.3        81.4
                                                  -----    -----    -----      -----       -----
  Gross profit..................................   10.0      7.6     13.3       11.3        14.9
Selling, general and administrative expenses....    8.0      8.3      7.8        8.1         8.1
Restructuring and other nonrecurring charges....    4.3       --       --         --          --
                                                  -----    -----    -----      -----       -----
  Operating income (loss).......................   (2.3)    (0.7)     5.5        3.2         6.8
Other income (expense)
  Interest expense..............................   (4.2)    (4.1)    (3.4)      (3.8)       (3.0)
  Other, net....................................    0.3      0.4      0.7        1.1         0.4
                                                  -----    -----    -----      -----       -----
  Income (loss) before income taxes.............   (6.2)    (4.4)     2.8        0.5         4.2
Income taxes (benefit)..........................   (2.3)    (1.6)     1.1        0.2         1.6
                                                  -----    -----    -----      -----       -----
  Net income (loss).............................   (3.9)%   (2.8)%    1.7%       0.3%        2.6%
                                                  =====    =====    =====      =====       =====

  Three Months Ended April 4, 1998 Compared with Three Months Ended March 29,
1997

     Sales for the three months ended April 4, 1998 increased $11.8 million or 12.1% from $97.2 million to $109 million over the corresponding period of 1997. Sales of the Greige Fabrics Division decreased $1.2 million or 2.8%, sales of the Elastic Fabrics Division increased $0.7 million or 2.7%, while sales of the Chatham Division increased $12.3 million or 39.7%. The decrease in sales for the Greige Fabrics Division consisted of a $1.3 million decline in sales of 100% filament fabrics produced at the Company's Clarkesville, Georgia facility. Sales of blended or 100% cotton greige fabrics were up $0.1 million as a result of a 5.7% increase in average selling prices and a 5.0% decline in volume due to lower finished goods inventory at January 3, 1998 as compared to December 28, 1996. The increase in sales for the Elastic Fabrics Division was principally attributable to a $0.7 million, or 9.5%, increase in sales of narrow woven elasticized fabrics produced at the Company's Stuart, Virginia facility due primarily to increases in volume. Sales of warp and circular knit elasticized fabrics produced at the Company's Greensboro, North Carolina facility remained relatively unchanged. The increase in sales for the Chatham Division included a $9.8 million increase in automotive upholstery sales which is a result of volume increases associated with the Company's increased product placements in this market segment. Sales of furniture upholstery were up $1.0 million due to increased volume and improving demand for its products, while sales of consumer products increased $0.3 million. The Chatham Division also reported a $1.2 million increase in yarn sales which reflects the division's better utilization of capacity.

     Operating income for the three months ended April 4, 1998 increased $4.3 million from $3.1 million to an operating profit of $7.4 million. The increase in profitability is primarily due to the Chatham Division, as increased sales, improved operating efficiencies and the division's efforts to improve its product mix have resulted in better margins and increased demand for its products. Despite lower sales, gross profits in the Greige Fabrics Division improved due to higher selling prices and lower raw material costs. Gross profits in the Elastic Fabrics Division were also higher as the division's efforts to improve the performance of its Stuart facility have resulted in both higher sales and increased margins. For the three months ended April 4, 1998, gross margins were 15.8%, 16.9% and 13.7% for the Greige Fabrics Division, Elastic Fabrics Division and Chatham Division, respectively as compared to 11.6%, 15.2% and 7.6%, respectively for the three-month period ended March 29, 1997.

     Interest expense for the three months ended April 4, 1998 was $3.2 million, down $0.5 million from the same period in 1997. The decrease reflects lower average debt balances during the first three months of fiscal 1998 compared to the corresponding period of fiscal 1997.

     Other income, net for the three months ended April 4, 1998 was $0.4 million, down $0.7 million from the same period in 1997. This decrease was due to the inclusion of income received from certain life insurance policies and related death benefits in the prior period.

     As a result of the above mentioned items, income before income taxes increased $4.1 million for the three months ended April 4, 1998 over the corresponding period in 1997, while the provision for income taxes increased $1.6 million. Net income of $2.8 million for the first three months of fiscal 1998 represents an increase of $2.5 million over the corresponding period of fiscal 1997.

     For the three months ended April 4, 1998, the Company increased its net borrowings by $6.2 million and used $2.4 million in operations to support working capital requirements. Additionally, these borrowings were used to finance $2.0 million of capital expenditures and to reduce its payable-book overdraft by $0.9 million.

     At April 4, 1998, working capital was approximately $77.9 million as compared to approximately $66.3 million at January 3, 1998. The increase in working capital can be attributed to the increased sales for the quarter ended April 4, 1998, and especially to increased sales at the end of the first quarter as compared to the end of the year when shipments and production are generally curtailed during the holiday weeks of Christmas and New Year's. Additionally, working capital at April 4, 1998 included a $3.0 million increase in raw cotton inventories due to the seasonal nature of these purchases while accrued expenses were down because the Company paid its scheduled semiannual interest payment on the Old Notes of $5.9 million on April 1, 1998. Management is not aware of any present or potential impairments to the Company's liquidity.

     At April 4, 1998, long-term debt of approximately $128.9 million represented 75.5% of total capital, compared to 76.1% at January 3, 1998.

     The Company believes that funds from operations during the balance of fiscal 1998 and amounts available under the credit agreements are adequate to finance capital expenditures of approximately $20 million during the remainder of 1998, in addition to meeting working capital requirements and scheduled debt service payments.

  Fiscal Year 1997 Compared to Fiscal Year 1996

     CMI's net sales increased $48.7 million or 13.0% from $374.0 million in 1996 to $422.7 million in 1997. Sales of the Greige Fabrics Division increased $14.2 million or 9.1%, sales of the Elastic Fabrics Division increased $3.7 million or 4.1% while sales of the Chatham Division increased $30.8 million or 24.3%. The increase in sales for the Greige Fabrics Division was primarily attributable to a more favorable pricing environment as excess supply levels of lightweight printcloth fabrics relative to market demand were corrected in the prior year. These factors resulted in increased sales due to a 9.3% increase in average selling prices for these fabrics without a corresponding change in sales volume. The increase in sales for the Elastic Fabrics Division was principally attributable to stronger demand for warp knit fabrics and CMI's decision to resume shipments of CMI's woven elasticized fabrics to a significant customer following the resolution of issues which arose in 1996 involving the customer's creditworthiness. Together, these factors helped to offset a $2.9 million decrease in sales of narrow woven elasticized fabrics produced at the Stuart facility. The increase in sales for the Chatham Division consisted primarily of a $27.3 million increase in automotive upholstery sales as a result of a substantial increase in shipments attributable to CMI's success in securing new product placements and increasing market share. Sales of furniture fabrics and consumer products were relatively unchanged from prior year levels.

     In conjunction with CMI's increased sales, gross profit increased $28.1 million or 99.8% from $28.2 million to $56.3 million, and resulted in a gross margin increase from 7.6% to 13.3%. In 1997, gross profits as a percentage of sales were 12.2%, 15.2% and 13.3% for the Greige Fabrics Division, Elastic Fabrics Division and Chatham Division, respectively, as compared with 0.3%, 12.5% and 12.9%, respectively in 1996. Additionally, CMI's depreciation expense declined by $5.3 million in 1997 as a majority of the fixed assets acquired when CMI was formed in 1986 became fully depreciated. The increase in gross profits was directly attributable to the improved market conditions for greige fabrics, which resulted in significantly higher selling prices for those products and allowed CMI to operate its greige manufacturing facilities at full capacity. To a lesser extent gross profits increased due to decreased costs of raw materials which returned to more historical levels in 1997. Gross profit in the Elastic Fabrics Division increased due to higher sales while division-wide gross margins also improved despite the weak performance of its Stuart Facility. Gross profit in the Chatham Division was up due to higher sales while gross margins increased marginally as a result of the continued operating improvements.

     Selling, general and administrative expenses increased $1.8 million or 5.8% from $31.1 million in 1996 to $32.9 million in 1997. The increase in selling, general and administrative expenses was principally due to the increased sales and the associated mix of commission based revenues. Additionally, CMI paid approximately $1.5 million in incentive compensation in 1997 as compared to only $0.4 million in 1996. CMI continued to realize benefits from its restructuring and downsizing initiatives from prior years and, consequently, selling, general and administrative expenses were down as a percentage of sales from 8.3% in 1996 to 7.8% in 1997.

     Interest expense decreased $0.9 million or 6.0% from $15.4 million in 1996 to $14.5 million in 1997. This decrease was due to lower debt balances in 1997 which may be attributed to CMI's increased earnings, reduced capital spending and working capital reduction initiatives.

     Income taxes (benefit) as a percent of income (loss) before taxes changed from 36.4% in 1996 to 40% in 1997.

     As a result of the foregoing factors, CMI reported net income of $7.2 million in 1997 as compared to a net loss of $10.7 million in 1996.

  Fiscal Year 1996 Compared to Fiscal Year 1995

     CMI's net sales decreased $34.6 million or 8.5% from $408.6 million in 1995 to $374.0 million in 1996. Sales of the Greige Fabrics Division decreased $26.1 million or 14.3% and sales of the Elastic Fabrics Division decreased $12.8 million or 12.4% while sales of the Chatham Division increased $4.3 million or 3.5%. The reduction in sales for the Greige Fabrics Division was primarily attributable to the weak market conditions, which led to an excess supply of lightweight greige printcloth fabrics and resulted in CMI's permanent closing of the Lydia Plant in May 1996. These weak market conditions had the effect of reducing the average selling price for CMI's printcloth fabrics by 8.4% and caused, together with the closing of the Lydia Plant, a volume decline of 8.6% in sales for these fabrics. The sales decrease for the Elastic Fabrics was primarily a result of weak market demand for CMI's woven elasticized fabrics and CMI's strategic decision to limit shipments to a significant elasticized fabric customer because of CMI's concerns relating to the creditworthiness of the customer. The sales increase for the Chatham Division was principally due to an increase in the number of placements for its fabrics from automotive customers.

     In conjunction with CMI's lower sales, gross profit decreased $12.6 million or 30.8% from $40.7 million to $28.2 million, as the gross margin declined from 10.0% to 7.6%. In 1996, gross profits as a percentage of sales were 0.3%, 12.5% and 12.9% for the Greige Fabrics Division, the Elastic Fabrics Division and Chatham Division, respectively, as compared with 7.7%, 14.7% and 8.9%, respectively, in 1995. The decline in gross profits was primarily attributable to the weak market conditions for lightweight greige fabrics, resulting in reduced volumes and lower selling prices. In response to these conditions, CMI curtailed its operating schedule at certain locations during the first half of 1996 and incurred unabsorbed fixed overhead costs in order to decrease inventories and production to levels more consistent with market demand. Unprecedented costs for raw materials also negatively impacted CMI's gross profits for the Greige Fabrics Division in both 1995 and 1996. Although 1996 earnings for the Chatham Division were improved over 1995 levels, they only partially offset the significant reduction in the Greige Fabrics Division's gross profits and margins and the decline in earnings associated with the reduction in sales of the Elastic Fabrics Division.

     Selling, general and administrative expenses decreased $1.6 million or 4.9% from $32.7 million in 1995 to $31.1 million in 1996; however as a percentage of sales, expenses were up 0.3% from 8.0% to 8.3%. The reduction in selling, general and administrative expenses was related to CMI's downsizing of its Corporate offices. As a percentage of sales, costs were higher because of an increase in the mix of commission based sales.

     Interest expense decreased $1.7 million or 10.2% from $17.2 million in 1995 to $15.4 million in 1996. This decrease was due to lower debt balances in 1996 and were attributed to CMI's reduced capital spending and inventory reduction initiatives.

     Income taxes (benefit) as a percent of income (loss) before taxes changed from 37.3% in 1995 to 36.4% in 1996.

     As a result of the foregoing factors and the absence of any restructuring or other nonrecurring charges in 1996, CMI reported a net loss of $10.7 million in 1996 as compared to a net loss of $15.9 million in 1995.

THE OLD NOTES AND FINANCING AGREEMENTS

     In October 1993, CMI consummated an underwritten public offering of the Old Notes. Immediately upon the issuance of the Old Notes, CMI's then principal operating subsidiaries were merged with and into CMI. The net proceeds of the issuance of the Old Notes, together with initial borrowings under the Existing Credit Agreement and the Wachovia Credit Facility were used to refinance $118.7 million of outstanding debt, comprised of $40.9 million in term loans and $46.7 million in revolving credit loans under then-existing loan agreements with CMI's subsidiaries, and $31.1 million of 12% Senior Subordinated Debentures due 1999 issued by Clinton Mills, Inc. (the "Clinton Debentures"). In December 1994 the revolving credit facility was increased to $92 million and the Wachovia Credit Facility was increased to $8 million. In June 1995, the Wachovia Credit Facility was reduced to $4 million.

     In March 1996, CMI replaced the $92 million unsecured revolving credit facility with the Existing Credit Agreement and renewed the Wachovia Credit Facility. CMI and the lenders amended the Existing Credit Agreement in February 1997 to reduce the borrowing limit to $65 million, to contemplate the realignment of CMI's assets into separate operating entities which were completed during 1997, to avoid any potential defaults in the covenants of the Existing Credit Agreement and to extend the maturity of the Existing Credit Agreement by two years to January 2000. The maximum and average amounts outstanding during 1997 were $30.6 million and $20.9 million, respectively; at January 3, 1998, $0.1 million was outstanding and the per annum interest rate was 8.5%. As part of the Transactions, CMI will replace the Existing Credit Agreement with the New Credit Facility. The Wachovia Credit Facility will be retained.

LIQUIDITY AND CAPITAL RESOURCES

     The Company will be required to make interest payments with respect to the New Credit Facility, the Wachovia Credit Facility and the debt securities issued in the private offering. The Company typically makes capital expenditures related primarily to the purchase of new equipment and the maintenance and improvement of manufacturing facilities. The Company spent $2.0 million in capital expenditures for the three months ended April 4, 1998 as compared to $1.4 million for the three months ended March 29, 1997. In fiscal 1995, 1996 and 1997, capital expenditures were $8.9 million, $9.3 million and $7.6 million, respectively. The Company estimates that capital expenditures will be approximately $20.0 million for the last nine months of 1998 and approximately $15.0 million in 1999. Working capital (excluding cash, marketable securities and the current portion of long-term debt) decreased $4.0 million from $70.3 million at December 28, 1996 to $66.3 million at January 3, 1998. The decrease in working capital resulted from a reduction in CMI's inventory levels.

     The Company's principal sources of cash to fund these capital requirements will be net cash provided by operating activities as well as borrowings, if needed, under its New Credit Facility. The Company's net cash provided (used) by operating activities for the three months ended April 4, 1998 totaled ($2.4) million as compared to $0.5 million for the three months ended March 29, 1997. In fiscal 1995, 1996 and 1997, the

Company's net cash provided by operations totaled $30.8 million, $18.8 million, and $28.9 million, respectively.

     Net cash used by investing activities for the three months ended April 4, 1998 was $2.0 million as compared to $1.4 million for the three months ended March 29, 1997. In fiscal 1995, 1996 and 1997, net cash used by investing activities totaled $28.9 million, $9.3 million and $7.6 million, respectively. The decline in investment activities noted above coupled with increased cash flow from operations enabled CMI to make net repayments of $21.1 million on the revolving credit facilities in 1997. Net cash provided by financing activities for the three months ended April 4, 1998 was $5.3 million as compared to $1.0 million for the three months ended March 29, 1997. In fiscal 1995, 1996 and 1997, net cash used in financing activities was $4.8 million, $7.4 million and $21.1 million, respectively.

     After giving effect to the Transactions, the Company will have a substantial amount of indebtedness. The Company will rely on internally generated funds and, to the extent necessary, on borrowings under the New Credit Facility, which will allow for borrowings up to $75.0 million, subject to certain customary drawing conditions, and the Wachovia Credit Facility to meet its liquidity needs. In addition, the Company may make selective acquisitions and would rely on internally generated funds, and to the extent necessary, on borrowings under the New Credit Facility or from other sources to finance such acquisitions. The Company's ability to borrow is limited by the New Credit Facility.

     Borrowings under the New Credit Facility will bear interest at a rate per annum equal to a margin over, at the Company's option, LIBOR or a Base Rate. The New Credit Facility will be secured by CMI's receivables, inventories and certain intangibles, and will contain customary covenants and events of default, including substantial restrictions on the Company's ability to declare dividends or distributions.

     The Company's ability to make scheduled payments of principal of, or to pay the interest, on, or to refinance, its indebtedness, or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the New Credit Facility and the Wachovia Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. In addition, there can be no assurance that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available under the New Credit Facility and the Wachovia Credit Facility in an amount sufficient to (i) enable the Company to service its indebtedness or (ii) fund its other liquidity needs. If the Company's cash flow, availability under the New Credit Facility and the Wachovia Credit Facility and other capital resources are insufficient to fund the Company's debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, restructure or refinance its indebtedness, or seek additional equity contributions. There can be no assurance that any of such measures could be implemented on satisfactory terms, or, if implemented, would be successful or would permit the Company to meet its debt service obligations.

ENVIRONMENTAL

     Federal and state laws and regulations relating to the discharge of materials into the environment are continually changing; therefore it is difficult to gauge the total future impact of such regulations on CMI. In connection with the acquisition of the Elkin facility, environmental site evaluations were performed by CMI which concluded that some form of groundwater and soil remediation will be required and that some asbestos abatement may be required at the Elkin facility. CMI believes that sufficient amounts are accrued as of April 4, 1998 for the cost of these expenditures. In the future, CMI may also construct facilities to control flyash disposal and runoff from a coal pile at the Elkin facility. CMI may also have remediation obligations with respect to contamination at two offsite locations. The Company believes that such obligations are not material. In addition, CMI is pursuing a clean-up of certain ground water and soil contamination at its Greensboro facility. CMI believes that the costs associated with this work will not exceed $0.2 million. CMI further believes that based on all currently available information, the resolution of all of these known environmental matters will not have a material adverse effect on CMI. However, future events, such as changes in or modified interpretations of existing laws and regulations or enforcement policies, or further investigation or evaluation of potential health hazards of certain business activities, may give rise to additional compliance and other costs that could have a material adverse effect on CMI.

BACKLOG

     At April 4, 1998, CMI had aggregate unfilled orders of $101.0 million, as compared to $113.0 million at March 29, 1997. As of April 4, 1998, the Greige Fabrics Division had approximately $63.0 million of unfilled customer orders for woven fabrics, as compared to $81.0 million at March 29, 1997. The decrease in the Greige Fabrics Division's order backlog from 1997 to 1998 is indicative of the market conditions for greige fabrics as certain customers have reduced their forward order positions to backlog levels more representative of historical levels. The division expects to fill substantially all of these orders in 1998. At April 4, 1998, the Elastic Fabrics Division had unfilled orders totaling $14.0 million, as compared to $16.0 million at March 29, 1997. At April 4, 1998, the Chatham Division had unfilled orders totaling $24.0 million, as compared to $16.0 million at March 29, 1997. The increase in the Chatham Division's order backlog from 1997 to 1998 is indicative of the increase in placements for CMI's automotive upholstery fabrics. The division expects to fill all of these orders in 1998. These backlogs consist of orders that are not generally subject to cancellation prior to shipment, although CMI has in the past accommodated customer requests for order deferments due to unusual circumstances. Although order backlog levels were down for the Greige Fabrics Division at April 4, 1998, as compared to the same time in 1997, CMI believes that current backlog levels are more representative of historical levels.

IMPACT OF YEAR 2000

     Management has initiated a plan to prepare CMI's computer systems and applications for the year 2000. At January 3, 1998, CMI had made substantial progress in programming its business systems for year 2000 compliance. Management estimates that all computer systems and applications will be year 2000 compliant prior to that date. CMI expects to incur primarily internal staff costs related to enhancements necessary to prepare the systems for the year 2000. Testing and conversion of system applications is expected to cost approximately $2.0 million over the next two years. This estimate includes the cost to purchase and install certain software systems or to convert existing systems which are currently not year 2000 compliant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NEW STOCKHOLDERS AGREEMENT

     In connection with the Transactions, each stockholder of Holdco Common Stock will be required to execute a stockholders agreement (the "New Stockholders Agreement") and the Company's existing Stockholders Agreement will be terminated. Certain significant transactions require the approval of the Board of Directors (including the approval of at least one director designated by BBV) and in some instances the approval of not less than 65% of the Holdco Common Stock then outstanding. The Board of Directors will consist of up to seven members, two of whom will be designated by BBV as long as BBV owns not less than 10% of outstanding Holdco Common Stock on a fully-diluted basis. Subject to certain exceptions, Holdco Stockholders who are active employees of Holdco and its subsidiaries will be entitled to designate the remaining directors. The New Stockholders Agreement also provides for demand and piggyback registration rights, certain restrictions on the transfer of shares of Holdco Common Stock, rights of first refusal, tag-along and drag-along rights in connection with certain proposed transfers of Holdco Common Stock. In addition, the New Stockholders Agreement provides BBV and ML Capital Partners a right to put the shares owned by them to Holdco, which right will be exercisable for a period of five years following the fifth anniversary of the consummation of the Transactions. Holdco also will have the option to call the shares of Holdco Common Stock owned by ML Capital Partners for a period of 90 days following the consummation of the Transactions.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

     In connection with the Transactions, CMIA will enter into a New Credit Facility. Upon consummation of the Transactions, CMI will become the borrower under this facility.

     The New Credit Facility provides for a revolving credit facility of up to $75.0 million, including a letter of credit facility of up to $5.0 million. The amount available under the New Credit Facility will be governed by a borrowing base calculated based on percentages of eligible accounts receivable and eligible inventory, and will be reduced by any outstanding letters of credit issued under the letter of credit facility. The New Credit Facility will have a maturity date of five years from the closing date of the Transactions.

     Interest Rates and Fees. Interest under the New Credit Facility is payable at one of two specified rates, as selected by CMI, as follows: (i) the alternate base rate of the agent bank, plus the applicable margin and (ii) the LIBOR rate, plus the applicable margin. The applicable margins will be established from time to time based on a pricing grid. The initial applicable margin will be 0% for the alternate base rate and 1.5% for the LIBOR rate. CMI pays an upfront fee of 0.25% and a commitment fee of 0.375% per annum on the unused portion of the revolving credit facility, payable quarterly in arrears. CMI also pays an annual agency fee of $25,000 to the agent bank. In addition, CMI will pay a fee on the date any letter of credit is issued under the Credit Agreement and each anniversary date thereafter in an amount equal to (i) the applicable LIBOR margin of the stated amount of any standby letter of credit and (ii) the applicable LIBOR margin minus 0.5% of the stated amount of any documentary letter of credit, as well as a facing fee equal to 0.125% of the stated amount of the letter of credit.

     Restrictive Covenants. The New Credit Facility contains covenants to be complied with by CMI and its subsidiaries customary for a secured revolving credit facility including, among others, covenants restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or the payment of dividends, the repurchase or redemption of debt and equity securities of CMI, certain transactions with related parties, and certain corporate transactions such as sales and purchases of assets, mergers or consolidations. The New Credit Facility also contains certain financial covenants relating to tangible net worth, excess availability, capital expenditures and interest coverage ratios, as well as certain affirmative covenants relating to compliance with laws, preservation of corporate existence, maintenance of insurance, payment of taxes, maintenance of properties, delivery of financial and other information to the lenders under the New Credit Facility and other matters.

     Security. Borrowings under the New Credit Facility are secured by CMI's and its subsidiaries receivables, inventories and certain intangibles. The New Credit Facility contains a negative covenant limiting CMI's right to grant security interests or other liens in its other assets. However, certain additional senior indebtedness permitted under the New Credit Facility may be secured by assets of CMI other than inventory or receivables.

     Events of Default. The New Credit Facility contains certain events of default customary for this type of credit facility, including, among others, payment events of default, covenant defaults, an event of default based on a change of control of CMI, and a cross-default to other indebtedness of, and bankruptcy and judgment defaults to, CMI.

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
ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) and (b) Not Applicable.

         (c)      Exhibits.

                  99.1     Press Release of CMI Industries, Inc. dated June 1,
                           1998.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  June 1, 1998                          By:  /s/  JAMES A. OVENDEN
                                                ----------------------------
                                                James A. Ovenden
                                                Executive Vice President and
                                                 Chief Financial Officer


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